COMPLIANCE MANUAL

Paskewitz Asset Management, LLC

July 2015

Contents

1	Introduction		4
2	The Company		4
	2.1	Registration	4
	2.2	Supervision	5
	2.3	Code of Ethical Conduct	5
	2.3.1	Personal Trading Policy	6
	2.3.2	Investment Company Act and Investment Advisers Act Requirements	7
	2.3.3	Procedures	8
	2.4	Business Critical Roles	12
	2.4.1	Portfolio Management	12
	2.4.2	Financials	12
	2.4.3	Investor Relations	12
	2.4.4	Technology	12
	2.5	Key Person Risk	13
	2.6	Ethics Training	13
3	Existing Investors		15
	3.1	Client Privacy Policy	15
	3.2	Bunched Orders	16
	3.3	Post-Execution Allocation of Bunched Orders	16
	3.3.1	Account Documents	17
	3.4	Advisory Contracts	18
	3.5	Performance Based Fees	19
4	New Investors		20
	4.1	Account Opening	20
	4.1.1	Managed Accounts	20
	4.1.2	Pool Investors	20

	4.2	Disclosure Document	21
5	Compliance Reviews and Regulatory Audits
	5.1	Annual Compliance Review	21
	5.2	Prevention of Insider Trading	21
	5.3	Confidentiality	22
	5.4	SEC Compliance Examinations	22
6	Business Continuity and Disaster Recovery		24
	6.1	Company Policy	24
	6.2	Emergency Contact Person and Back-up Facility	24
	6.3	Business Description	25
	6.4	Office Location	25
	6.5	Software Back-up Procedures	25
	6.6	Disaster Related Business Continuity Plans	26
	6.6.1	Timely Operations	26
	6.6.2	Asynchronous Operations	26
	6.6.3	Office	26
	6.7	Disclosure of Disaster Recovery Plan	28
	6.8	Location of Disaster Recovery Plan	28
	6.9	Updates & Annual Review	28
7	Customer Complaints		28
8	Other Policies and Procedures		29
	8.1	Sales Practices and Supervisory Procedures	29
	8.2	Cash Flow	29
	8.3	Electronic Communication	30
	8.3.1	E-mails	30
	8.3.2	Web Site	30
	8.4	Media Contact	30

	8.5	Registration of Employees	31
	8.6	NFA By-Law 1101 Procedures	32
	8.7	Form ADV	32
9	Promotional Material		33
10	Books and Records		34
11	Anti-Money Laundering Policy		38
12	Security Futures Products		39
	A	Quarterly Investment Report	40
	B	Annual Certification Holdings	42
	C	Annual Certification of Compliance with Code of Ethics and Company Policies	44
	D	IFM - Ethics, Professional Conduct and Anti-Money Laundering Compliance Training Programs	46

Chapter 1

Introduction

The purpose of this manual is to detail the compliance policies and procedures of Paskewitz Asset Management, LLC (“PAM” or “the Company”). Each employee of the Company is required to read, understand and follow the policies set forth in this manual. Employees must confirm and acknowledge their compliance with the procedures set forth here. A form of certification is annexed hereto as Appendix C.

Chapter Two

The Company

2.1	Registration

PAM was founded in May 2003. It is registered with the U.S. Commodity Futures Trading Commission [“CFTC”) as a Commodity Trading Advisor [“CTA”) and with the Securities and Exchange Commission (“SEC”) as a Registered Investment Adviser (“RIA”). PAM operates pursuant to an exemption filed under CFTC Regulation 4.7 for managed accounts. PAM is a member of the National Futures Association (“NFA”).

The following people work full time for PAM and are subject to the compliance procedures in this manual. Those indicated with a ‘*’ are listed as principals of PAM on form 7-R and those indicated with a ‘#’ are registered as Associated Persons of PAM (“APs”).

•	CEO - Bradford Paskewitz*#

•	CFO - Diana King*

•	Director of Financial Technology - Oliver King

2.2	Supervision

Diana King, the Chief Financial Officer of PAM, is also the Chief Compliance Officer for PAM. The Chief Compliance Officer, working in conjunction with outside legal counsel, is responsible for handling customer complaints and inquiries with respect to compliance matters of the Company.

The Chief Compliance Officer is responsible for maintaining and enforcing the policies in this manual and seeking to have the Company operate in a manner that conforms to all relevant authority.

The Chief Compliance Officer serves as the Company’s primary contact in communications between the Company and the legal and regulatory community including liaison with professional advisors retained by the Company to assist with legal, audit and accounting matters.

The Chief Compliance Officer is responsible for attending to complaints about the Company. As such, the Chief Compliance Officer will record, investigate and respond to all complaints in a timely manner. Any significant compliance matters are reviewed with the CEO and outside legal counsel, as deemed necessary or appropriate by the Chief Compliance Officer.

2.3	Code of Ethical Conduct

The Company’s viability is dependent upon its reputation as well as its regulatory compliance. The Company seeks to conduct its operations with the utmost professionalism, integrity and high ethical standards at all times. In particular, the Chief Compliance Officer and the CEO are expected to foster and enforce an environment where all Company personnel shall observe high standards of commercial honor and just and equitable principles of trade in their conduct.

No Principal or employee of the Company may:

•	Cheat, defraud, deceive, or attempt to cheat, defraud or deceive any client, prospective client or the Company;

•	Willfully submit false or misleading information to any client, prospective client, regulatory authority or the Company;

•	Engage in manipulative acts or trading practices; or

•	Engage in willful misconduct.

2.3.1	Personal Trading Policy

Company personnel and consultants are not permitted to trade futures in a personal account, unless the activity is approved by the CEO. Unless they receive such approval in writing, it is a violation of Company policy for any PAM employee or consultant to open or maintain a personal futures account unless it is traded by PAM or its CEO, Bradford Paskewitz, pursuant to PAM’s programs or is invested in a fund or pool affiliated with PAM. Participation in other funds or commodity pools must be disclosed to and approved by the CEO of PAM in writing.

It is the policy of PAM that no “Access Person”1 of PAM shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-l(b) set forth below in 2.3.2, if applicable.

PAM currently engages in the business of trading in futures contracts and options thereon for clients and does not advise with respect to the purchase or sale of “Covered Securities” within the meaning of Section 2(a)(36) of the 1940 Act. Therefore, it is PAM’s position that none of its directors, officers, general partners, managing members or employees deemed “Access Persons” (and therefore none of its directors, officers, general partners, managing members or employees) are subject to the reporting provisions required by this Code under Sections C.l(a)-(c)) because such persons do not in their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Covered Securities, and their functions do not relate to the making of any recommendations with respect to such purchase or sale of Covered Securities.

The Company does not currently trade in equity or debt securities.

PAM and personnel must sign annual certifications affirming their understanding of the personal trading policy, confirming their compliance year and acknowledging that they will comply going forward.

[1]
An “Access Person” is (i) any director, officer, managing member, general partner or employee of the Accounts or PAM (or of any company in a control relationship to the Accounts or PAM) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by the Accounts, or whose functions relate to the making of any recommendations with respect to such purchases or sales or (ii) any natural person in a control relationship to the Accounts or PAM who obtains information concerning recommendations made to the Accounts with regard to the purchase or sale of Covered Securities by the Accounts. If PAM’s primary business is providing investment advice, all of its directors, officers, managing members and general partners are presumed to be “Access Persons.” As discussed above, PAM believes that none of its directors, officers managing members, general partners or employees meet the definition of “Access Person.”

[2]
A “Security Held or to be Acquired” by the Accounts means any Covered Security, if within the most recent 15 days it (i] is or has been held by the Accounts, or (ii) is being or has been considered by the Accounts or PAM for purchase by the Accounts. A “Security Held or to be Acquired” by the Accounts also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in the preceding sentence. A purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.